Exhibit 10.7

FORM D - STANDARD DIRECTOR OPTION GRANT

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

OPTION CERTIFICATE

Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), hereby grants to the individual named below, who shall be referred to as “Optionee”, an option (the “Option”) to purchase from the Company that number of shares of Stock as indicated below at an exercise price per share equal to that amount as indicated below, which grant shall be subject to all of the terms and conditions of this Option Certificate, which includes the Terms and Conditions (the “Terms and Conditions”) and any Addendum to the Terms and Conditions established pursuant to Section 19 of the Terms and Conditions (the “Addendum”), as well as the terms and conditions of the Plan. This grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”. This Option is not intended to satisfy the requirements of Section 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

Grant Number:	[ ]

Optionee:	[NAME]

Grant Date:	[DATE]

Total Number of Shares of Stock Subject to Option:	[ ] shares of Stock, subject to adjustment as provided in the Plan.

Exercise Price Per Share:	[ ]

Expiration Date:	No later than the ten (10) year anniversary of Grant Date, as provided in Section 2(b) of the Terms and Conditions.

Vesting Schedule:	Except as otherwise provided in the Terms and Conditions, Optionee’s right to exercise this Option shall vest, on a cumulative basis, over a two (2) year period in two (2) as equal as possible installments on the one (1) year anniversary of the Grant Date and two (2) year anniversary of the Grant Date (each, a “Scheduled Vesting Date”).

TERMS AND CONDITIONS

1. Plan. This Option grant is subject to these Terms and Conditions and the Plan. If a determination is made that any provision of these Terms and Conditions is inconsistent with the Plan, the Plan shall control. All of the capitalized terms used in these Terms and Conditions not otherwise defined herein shall have the same meaning as defined in the Plan. A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Optionee together with this Option Certificate.

2. Vesting and Option Expiration.

(a)	General Rule. Except as otherwise provided under these Terms and Conditions, Optionee’s right under these Terms and Conditions to exercise this Option shall vest, on a cumulative basis, over a two (2) year period, as described in more detail in the foregoing Vesting Schedule and as provided in Section 12 of the Plan.

(b)	Option Expiration Rules.

(1)	Non-Vested Shares of Stock. If Optionee’s service as a director of the Company terminates for any reason whatsoever while there are any non-vested shares of Stock subject to this Option under Section 2(a), then, except as provided in Section 12 of the Plan, this Option immediately upon such termination of service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock; provided however, that upon a Life Event occurring, the interest of Optionee to this Option shall vest immediately as to a pro rata percentage of the non-vested shares of Stock subject to this Option and scheduled to vest on the next Scheduled Vesting Date, with such proration based on the number of days during which Optionee provided services as a director of the Company beginning on the Grant Date, or if a Scheduled Vesting Date has occurred, the most recent Scheduled Vesting Date, and ending on the next applicable Scheduled Vesting Date, multiplied by the number of shares of Stock subject to this Option which were scheduled to vest on the next applicable Scheduled Vesting Date. For purposes of these Terms and Conditions, a “Life Event” shall mean Optionee’s death, Disability, or Qualified Retirement. For purposes of these Terms and Conditions, a “Qualified Retirement” shall occur upon Optionee’s voluntary resignation as a director of the Company, provided that on the date of Optionee’s voluntary resignation, Optionee is sixty-five (65) years or older and Optionee has been continuously a director of the Company or any Affiliate for five (5) or more years.

(2)	Vested Shares of Stock. Optionee’s right to exercise the vested portion of this Option shall expire no later than the ten (10) year anniversary of the Grant Date. However, if Optionee’s service as a director of the Company terminates before the ten (10) year anniversary of the Grant Date, Optionee’s right to exercise the vested portion of this Option shall expire and shall have no further force or effect and shall be null and void:

(A)	on the date Optionee’s service as a director of the Company terminates if Optionee’s service as a director of the Company terminates due to actions constituting Cause or Adverse Action,

(B)	on the one (1) year anniversary of the date Optionee’s service as a director of the Company terminates if Optionee’s service as a director of the Company terminates as a result of Optionee’s death or Disability, or

(C)	at the end of the three (3) month period which starts on the date Optionee’s service as a director of the Company terminates if Optionee’s service as a director of the Company terminates other than (1) due to actions constituting Cause or Adverse Action or (2) as a result of Optionee’s death or Disability.

(c)	Special Rules.

(1)	Change in Control. If there is a Change in Control of the Company, this Option shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

(2)	Affiliates. For purposes of these Terms and Conditions, any reference to the Company shall include any Affiliate of the Company.

(3)

Effect of Actions Constituting Agreement Breach, Cause or Adverse Action. If Optionee is determined by the Committee, acting in its sole discretion, to have breached, in any material respect, its consulting, confidentiality, non-compete, non-solicitation and/or assignment of inventions agreement with the Company or any Affiliate or to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of Optionee’s service as a director of the Company, irrespective of whether such breach or action or the Committee’s determination occurs before or after termination of Optionee’s service as a director of the Company and irrespective of whether or not Optionee’s service as a director of the Company was terminated as a result of such breach, Cause or Adverse Action, (i) all rights of Optionee under the Plan and these Terms and Conditions, whether vested or unvested, shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, this Option and to require Optionee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to this Option). The Company may defer the exercise of this Option for a period of up to six (6) months after receipt of Optionee’s written notice of exercise or the issuance of share certificates upon the exercise of this Option for a period of up to six (6) months after the date of such exercise in order for the Committee to make any determination as to the existence of such a breach, Cause or an Adverse Action. This Section 2(c)(5) shall not apply following a Change in Control.

(4)

Clawback Policy. This Option and the shares of Stock issuable pursuant to this Option are subject to forfeiture or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, recoupment, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time. By accepting the Option under this Option Certificate, Optionee agrees and consents to the Company’s application, implementation and enforcement of (a) any clawback / recoupment policy and (b) any provision of applicable law relating to the cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to Optionee) or applicable law without further consent or action being required by Optionee. For purposes of the foregoing, Optionee expressly and explicitly authorizes the

Company to issue instructions, on Optionee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Optionee’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company. To the extent that the terms of this Option Certificate and the clawback / recoupment policy conflict, the terms of the clawback / recoupment policy shall prevail.

(5)	Fractional Shares of Stock. Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock. If Optionee exercises this Option on any date when this Option includes a fractional share of Stock, Optionee’s exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

(6)	EU Age Discrimination Rules. If Optionee is a local national of and is employed in a country that is a member of the European Union, the grant of the Option and these Terms and Conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3. Method of Exercise of Option.

(a)

General Rule. Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option. The Exercise Price shall be paid at exercise in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, (i) by a “net exercise” of the Option (as further described below); (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market; or (iii) by a combination of such methods. In the case of a “net exercise” of this Option, Optionee shall receive the number of shares of Stock underlying this Option (or portion thereof so exercised) reduced by the number of shares of Stock equal to the aggregate Exercise Price of the Option (or portion thereof so exercised) divided by the Fair Market Value on the date of exercise (the “Reduced Shares of Stock”). In the event of a “net exercise” of this Option, this Option (or portion thereof so exercised) to purchase the Reduced Shares of Stock shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares of Stock on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount Optionee is required to pay to exercise the Option (or portion thereof so exercised). Thereafter, Optionee shall receive the number of shares of Stock remaining after such Reduced Shares of Stock have been cancelled. Shares of Stock shall no longer be outstanding under this Option (and shall thereafter not be exercisable) following the exercise of this Option (or portion thereof so exercised) to the extent of (i) shares cancelled to pay the Exercise Price of this Option under the “net exercise,” (ii) shares actually delivered to Optionee as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

(b)	Except as otherwise provided in these Terms and Conditions, if Optionee resides in a country (or is employed in a country, if different) where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the Exercise Price, or requires the Company and/or Optionee to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).

(c)

As a condition of the grant of this Option, Optionee agrees to repatriate all payments attributable to the Option in accordance with local foreign exchange rules and regulations in Optionee’s country of residence (and country of employment, if different). In addition, Optionee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different). Finally, Optionee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).

4. Income Tax and Social Insurance Contributions Withholding.

(a)	Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the exercise of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items. If Optionee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b)

Prior to the delivery of shares of Stock upon the exercise of the Option, if Optionee’s country of residence (and the country of employment, if different) requires withholding of Tax-Related Items, the Company: (i) shall withhold a sufficient number of whole shares of Stock otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Stock shall be used to settle the withholding obligation); or (ii) shall withhold an amount from Optionee’s compensation, or from any other amounts payable to Optionee. In cases where shares of Stock are withheld and the Fair Market Value of the number of whole shares of Stock withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to Optionee equal to the difference as soon as administratively practicable. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through Optionee’s regular compensation or other amounts payable to Optionee, no shares of Stock will be issued to Optionee unless and until satisfactory arrangements (as determined by the Committee) have been made by Optionee with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Option. By accepting the grant of the Option, Optionee expressly consents to the withholding of shares of Stock and/or the withholding of amounts from Optionee’s compensation, or other amounts payable to Optionee, as provided for hereunder. All other Tax-Related Items related to the Option and any shares of Stock acquired pursuant to the exercise of the Option is Optionee’s sole responsibility.

5. Delivery and Other Laws. The Company shall deliver appropriate and proper evidence of ownership of any shares of Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law, rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.

6. Non-Transferable. The Option may not be assigned, transferred, pledged or hypothecated in any manner other than (a) by will or the laws of descent or distribution or (b) to a “family member” as provided in Section 14.2 of the Plan. The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under these Terms and Conditions.

7. No Right to Continue Service. Neither the Plan, this Option, nor any related material shall give Optionee the right to continue as a director of the Company or to continue in the service of the Company or any Affiliate in any other capacity or shall adversely affect the right of the Company or any Affiliate or the shareholders to remove or not to re-appoint Optionee as a director of the Company or to otherwise terminate Optionee’s service as a director of the Company with or without Cause at any time.

8. Shareholder Status. Optionee shall have no rights as a shareholder of the Company with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such shares of Stock except as expressly set forth in the Plan.

9. Venue. For purposes of litigating any dispute that arises under this Option or these Terms and Conditions, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee.

10. Binding Effect. These Terms and Conditions shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.

11. Headings and Sections. The headings contained in these Terms and Conditions are for reference purposes only and shall not affect in any way the meaning or interpretation of these Terms and Conditions. All references to sections in these Terms and Conditions shall be to sections of these Terms and Conditions unless otherwise expressly stated as part of such reference.

12. Nature of the Grant. In accepting this Option grant, Optionee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan or these Terms and Conditions;

(b)	the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)	all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d)	Optionee is voluntarily participating in the Plan;

(e)	the Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company;

(f)	in the event that Optionee is not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company;

(g)	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty and if Optionee vests in the Option grant, exercises this Option in accordance with the terms of these Terms and Conditions and is issued shares of Stock, the value of those shares may increase or decrease;

(h)

Neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of Optionee’s country of residence and the U.S. dollar that may affect the value of the Option or of any amounts due to

Optionee pursuant to the settlement of the Option or the subsequent sale of any shares of Stock acquired upon settlement of the Option;

(i)	in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares of Stock acquired upon exercise of this Option resulting from termination of Optionee’s service as a director of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of these Terms and Conditions, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(j)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s purchase or sale of the underlying shares of Stock; and

(k)	Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or this Option.

13. Non-Negotiable Terms. The provisions of these Terms and Conditions are not negotiable, but Optionee may refuse to accept this Option by notifying immediately in writing the Company’s Senior Vice President and General Counsel or the Company’s Senior Vice President, Human Resources.

14. Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies Optionee of the following in relation to Optionee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s grant of the Option and Optionee’s participation in the Plan. The collection, processing and transfer of Optionee’s personal data is necessary for the Company’s administration of the Plan and Optionee’s participation in the Plan. Optionee’s denial and/or objection to the collection, processing and transfer of personal data may affect Optionee’s participation in the Plan. As such, Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Optionee, including Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Optionee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Optionee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Optionee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Optionee’s participation in the Plan. Optionee may seek to exercise these rights by contacting Optionee’s local HR manager or the Company’s Human Resources Department.

15. Private Placement. If Optionee is resident and/or employed outside of the United States, the grant of the Option is not intended to be a public offering of securities in Optionee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Option is not subject to the supervision of the local securities authorities. No employee of the Company is permitted to advise Optionee on whether Optionee should purchase shares of Stock under the Plan. Investment in shares of Stock involves a degree of risk. Before deciding to purchase shares of Stock pursuant to the

Option, Optionee should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan and should carefully review all of the materials related to the Option and the Plan. In addition, Optionee should consult with his or her personal investment advisor for professional investment advice.

16. Insider Trading/Market Abuse Laws. Optionee’s country of residence may have insider trading and/or market abuse laws that may affect the Optionee’s ability to acquire or sell shares of Stock under the Plan during such times Optionee is considered to have “inside information” (as defined in the laws in Optionee’s country of residence). These laws may be the same or different from any Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to be informed of and compliant with such regulations, and Optionee is advised to consult with Optionee’s personal advisors for additional information.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted to Optionee under the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. English Language. If Optionee is resident outside of the United States, Optionee acknowledges and agrees that it is Optionee’s express intent that these Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If Optionee has received these Terms and Conditions, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

19. Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Option shall be subject to any special terms and conditions for Optionee’s country of residence (and country of employment, if different), as are set forth in the applicable Addendum to these Terms and Conditions. Further, if Optionee transfers residence and/or employment to another country reflected in an Addendum to these Terms and Conditions, the special terms and conditions for such country will apply to Optionee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Optionee’s transfer). Any applicable Addendum shall constitute part of these Terms and Conditions.

20. Additional Requirements. The Company reserves the right to impose other requirements on the Option, any payment made pursuant to the Option, and Optionee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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WRIGHT MEDICAL GROUP N.V. AMENDED AND RESTATED

2010 INCENTIVE PLAN

ADDENDUM TO

THE TERMS AND CONDITIONS

In addition to the provisions of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions as set forth in this addendum to the Terms and Conditions to the extent Optionee resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate. To the extent Optionee transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to Optionee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Optionee’s transfer).

AUSTRALIA

1. Option Conditioned on Satisfaction of Regulatory Obligations. If Optionee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of the Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

BELGIUM

Name:	Number of Shares:
Grant Date:	Exercise Price:

1. Acceptance of Option. In order for the Option to be subject to taxation at the time of grant, Optionee must affirmatively accept the in writing within 60 days of the Grant Date specified above by signing below and returning this original executed Addendum to:

James A. Lightman, Senior Vice President and General Counsel

Wright Medical Group N.V.

1023 Cherry Road

Memphis, TN 38117

E-mail: James.Lightman@wmt.com

Optionee hereby accepts the Option granted by the Company on the Grant Date. Optionee acknowledges that he or she has been encouraged to discuss the acceptance of the Option and the applicable tax treatment with a financial and/or tax advisor, and that Optionee’s decision to accept the Option is made in full knowledge.

Optionee Signature:
Optionee Printed Name:
Date of Acceptance:

If Optionee fails to affirmatively accept the Option in writing within 60 days of the Grant Date, the Option will not be subject to taxation at the time of grant but instead will be subject to taxation on the date Optionee exercises the Option (or such other treatment as may apply under Belgian tax law at the time of exercise).

2. Payment of Exercise Price Limited to Cash Payment. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, Optionee shall be permitted to pay the Exercise Price only by means of a cash payment (and the net exercise method shall not be permitted).

3. Undertaking for Qualifying Option. If Optionee is accepting the Option in writing within 60 days of the Grant Date and wishes to have the Option subject to a lower valuation for Belgium tax purposes pursuant to the article 43, §6 of the Belgian law of 26 March 1999, Optionee may agree and undertake to (a) not exercise the Option before the end of the third calendar year following the calendar year in which the Grant Date falls, and (b) not transfer the Option under any circumstances (except upon on rights Optionee’s heir might have in the Option upon Optionee’s death). If Optionee wishes to make this undertaking, Optionee must sign below and return this executed Addendum to the address listed above.

Optionee Signature:
Optionee Printed Name:

BRAZIL

1. Commercial Relationship. Optionee expressly recognizes that Optionee’s participation in the Plan and the Company’s grant of the Option does not constitute an employment relationship between Optionee and the Company. Optionee has been granted the Option as a consequence of the commercial relationship between the Company and the local Affiliate in Brazil that employs the Optionee, and the local Affiliate in Brazil is Optionee’s sole employer. Based on the foregoing, (a) Optionee expressly recognizes the Plan and the benefits Optionee may derive from participation in the Plan do not establish any rights between Optionee and the local Affiliate in Brazil, (b) the Plan and the benefits Optionee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Affiliate in Brazil, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of Optionee’s employment with the local Affiliate in Brazil.

2. Extraordinary Item of Compensation. Optionee expressly recognizes and acknowledges that Optionee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as Optionee’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Option Certificate, and this Addendum. As such, Optionee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue Optionee’s participation in the Plan at any time and without any liability. The value of the Option is an extraordinary item of compensation outside the scope of Optionee’s employment contract, if any. The Option is not part of Optionee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the local Affiliate in Brazil.

BY SIGNING BELOW, OPTIONEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

CANADA

1. No Exercise by Using Previously Owned Shares. Notwithstanding any provision in the Terms and Conditions or the Plan to the contrary, if Optionee is resident in Canada, Optionee may not pay the Exercise Price by tendering shares of Stock already owned by Optionee.

FRANCE

1. English Language. Optionee acknowledges and agrees that it is Optionee’s express intent that the Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If Optionee has received the Terms and Conditions, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Le Bénéficiaire reconnaît et accepte que c’est son intention expresse que les Termes et Conditions, le Plan et tous autres documents exécutés, avis donnés et procédures judiciaires intentées dans le cadre de à l’Option soient rédigés en anglais. Si le Bénéficiaire a reçu les Termes et Conditions, le Plan ou tous autres documents relatifs à l’Option dans une autre langue que l’anglais et si le sens de la version traduite est différent de la version anglaise, la version anglaise prévaudra.

BY SIGNING BELOW, OPTIONEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

HONG KONG

1. IMPORTANT NOTICE. WARNING: The contents of the Option Certificate, the Addendum, the Plan, and all other materials pertaining to the Option and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. Optionee is hereby advised to exercise caution in relation to the offer thereunder. If Optionee has any doubts about any of the contents of the aforesaid materials, Optionee should obtain independent professional advice.

2. Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational

Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Option shall be null and void.

3. Wages. The Option and the shares of Stock subject to the Option do not form part of Optionee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

ITALY

1. Mandatory Cashless Exercise. Notwithstanding anything in Section 3(a) of the Terms and Conditions to the contrary, Optionee may exercise the Option only by means of a cashless “sell-all” exercise unless the amendments to the Italian Financial Services Act, which became effective 13 November 2012, permit the acquisition of shares of Stock pursuant to the exercise of the Option without the involvement of an authorized financial intermediary in Italy (in which case, the Optionee may utilize any method of exercise permitted under the Terms and Conditions). Under a cashless “sell all” exercise, all of the shares of Stock issuable upon exercise of the Option will be sold and the sales proceeds (net from the payment of the Exercise Price and any taxes and social insurance contributions that are required to be withheld pursuant to Section 4 of the Terms and Conditions) will be paid to Optionee in cash.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the grant of the Option, Optionee hereby waives any and all rights to compensation or damages as a result of the termination of Optionee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Optionee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1. Securities Law Information. The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “Act”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Optionee should note that, as a result, the Option is subject to section 257 of the SFA and accordingly, the Plan, the Option Certificate, this Addendum and any other document or material in connection with the grant of the Option and the acquisition of shares of Stock pursuant to the Option may not be circulated or distributed, nor may the Option be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provisions shall replace Section 4 of the Terms and Conditions:

(a) Regardless of any action the Company takes with respect to any or all income tax and primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting or exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the exercise of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

(b) As a condition of settling the Option following the date of exercise, the Company shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Optionee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Optionee from any wages or other cash compensation paid to Optionee by the Company. Alternatively, or in addition, if permissible under local law, Optionee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Optionee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Optionee (on Optionee’s behalf and at Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Optionee shall be deemed to have been issued the full number of whole shares of Stock issued in exercise of the Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Optionee has relocated to a country other than the United Kingdom, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom. Optionee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Optionee may have to recover any overpayment from the relevant tax authorities.

(c) Optionee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Optionee to the Company, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock otherwise payable in exercise of the Option.

2. Exclusion of Claim. Optionee acknowledges and agrees that Optionee will have no entitlement to compensation or damages in consequence of the termination of Optionee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Optionee’s ceasing to have rights under or to be entitled to exercise the Option as a result of such termination, or from the loss or diminution in value of the Option. Upon the grant of the Option, Optionee shall be deemed to have irrevocably waived any such entitlement.

*        *        *         *        *

WRIGHT MEDICAL GROUP N.V.

By:
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

*        *        *         *        *

Optionee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions hereof and thereof. Optionee has reviewed this Option Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Option Certificate and the Plan. Optionee also acknowledges receipt of the U.S. prospectus for the Plan.

Dated:	Signed:
Name:
Address: